Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. REPORTS

THIRD QUARTER FFO OF $1.25 PER SHARE

AND INCREASES 2007 GUIDANCE TO FFO OF $5.75 PER SHARE

Third Quarter Highlights

•                  Increased third quarter FFO to $1.25 per share (diluted) from $1.13 per share (diluted) during the third quarter of 2006, an increase of 10.6%.  FFO for the nine months ended September 30, 2007 increased 32.7% over the same period in the prior year to $4.54 per share (diluted).

•                  Net income available to common stockholders for the third quarter of 2007 totaled $1.64 per share (diluted). Net income available to common stockholders for the nine months ended September 30, 2007 totaled $8.62 per share (diluted).

•                  Increased average Manhattan office starting rents by 59.5% over previously fully escalated rents reflecting continued growth in rents for Manhattan office leases signed during the third quarter.  Increased average Suburban office rents by 15.0% over previously fully escalated rents for Suburban office leases signed during the third quarter.

•                  Signed 62 Manhattan office leases totaling 347,062 square feet during the third quarter, finishing the quarter at 97.0% occupancy for the Manhattan portfolio.

•                  Recognized consolidated same-store GAAP NOI growth of 9.0% during the third quarter.

•                  Closed on the previously announced sales of 292 Madison Avenue and 1372 Broadway for a gross price of $475.0 million generating gains of approximately $354.2 million.

•                  Closed on previously announced acquisition of Gramercy Capital Corp. (NYSE: GKK), or Gramercy’s, 45% interest in One Madison Avenue for approximately $147.2 million and the assumption of approximately $305.3 million of debt.

•                  Received $32.8 million in dividends and fees from our investment in, and management arrangements with, Gramercy, including a $22.9 million incentive fee earned during the quarter.  $3.9 million of the incentive fee was included in FFO.  $19.0 million of incentive fee associated with the One Madison Avenue transaction was excluded from FFO.

•                  Invested approximately $31.7 million in Gramercy in connection with its $125.4 million common stock offering in September 2007.

•                  Acquired $59.7 million of the Company’s common stock since July 1, 2007 at an average share price of $115.94 pursuant to its previously announced $300.0 million stock repurchase program.  The Company has now acquired $100.1 million of its common stock at an average share price of $120.98.

•                  Closed on the previously announced fee and leasehold interest in 885 Third Avenue, the Lipstick building, subject to a long-term operating lease, for $317.0 million, in July 2007. SL Green owns a 55% tenancy-in-common interest in the fee and leasehold and Gramercy owns the remaining 45% interest.

•                  Originated $69.9 million of structured finance investments during the quarter.  There were also $53.5 million in redemptions during the quarter, which generated exit fees of approximately $0.3 million.

•                  Exercised the accordion feature under the Company’s existing unsecured revolving credit facility, increasing total capacity from $1.25 billion to $1.5 billion.

•                  Acquired 16 Court Street, Brooklyn for $107.5 million in a joint venture with The City Investment Fund which owns a 65% interest.

•                  Closed on the acquisitions of 180 Broadway, and 150 Grand Street, Westchester for approximately $20.4 million.

•                  Increased management’s guidance for the third time this year from $5.50 per share to $5.75 per share of FFO for the year ending December 31, 2007.

Summary

New York, NY, October 22, 2007 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $77.8 million, or $1.25 per share (diluted), for the third quarter ended September 30, 2007, a 10.6% increase over the same quarter in 2006, which was $1.13 per share (diluted).  The Company also reported FFO of $4.54 per share (diluted) for the nine months ended September 30, 2007, a 32.7% increase over the same period in 2006, which was $3.42 per share (diluted).

Net income available to common stockholders totaled $98.6 million, or $1.64 per share (diluted), for the third quarter and $511.9 million, or $8.62 per share (diluted) for the nine months ended September 30, 2007, a decrease of $20.1 million and an increase of $340.4 million over the respective periods in 2006.  The three and nine months ended September 30, 2007 results include gains on sale of $1.34 per share (diluted) and $6.69 per share (diluted), respectively, compared to gains on sale of $2.01 per share (diluted) and $2.08 per share (diluted) for the same periods in 2006.

All per share amounts are presented on a diluted basis.

Operating and Leasing Activity

For the third quarter of 2007, the Company reported revenues and EBITDA of $259.2 million and $148.8 million, respectively, increases of $129.6 million, or 100.0%, and $77.7 million, or 109.3%, respectively, over the same period in 2006, largely due to strong leasing activity at 420 Lexington Avenue and 750 Third Avenue as well as 2007 acquisitions, including the Reckson acquisition.  Same-store GAAP NOI on a combined basis increased by 4.3% for the third quarter when compared to the same quarter in 2006, with the wholly-owned properties increasing 9.0% to $45.2 million during the third quarter and the joint venture properties decreasing 3.8% to $23.0 million.  The joint venture same-store properties included $1.6 million of lease cancellation income in the third quarter of 2006.  Excluding this amount, the joint venture same-store GAAP NOI would have increased 2.9%.

Average starting Manhattan office rents of $61.63 per rentable square foot for the third quarter represented a 59.5% increase over the previously fully escalated rents.

Occupancy for the Manhattan portfolio decreased from 97.6% at June 30, 2007 to 97.0% at September 30, 2007.  During the quarter, the Company signed 62 leases for the Manhattan portfolio totaling 347,062 square feet, with 53 leases and 340,246 square feet representing office leases.

Average starting Suburban office rents of $33.64 per rentable square foot for the third quarter represented a 15% increase over the previously fully escalated rents.

Occupancy for the Suburban portfolio decreased from 93.8% at June 30, 2007 to 92.2% at September 30, 2007.  During the quarter, the Company signed 23 leases for the Suburban portfolio totaling 91,525 square feet, all of which represented office leases.

Significant leasing activities during the third quarter included:

-                    Early renewal with Bank Leumi USA, Inc. for approximately 55,253 square feet at 420 Lexington Avenue.

-                    New lease with Wal-Mart Stores East, L.P. for approximately 46,103 square feet at 1372 Broadway.

-                    Early renewal with MD Sass Associates Inc. for approximately 33,793 square feet at 1185 Avenue of the Americas.

-                    Early renewal with Serino Coyne, Inc. for approximately 27,036 square feet at 1515 Broadway.

-                    Early renewal and expansion with The Schonbraun McCann Group for approximately 23,216 square feet at 750 Third Avenue.

-                    Early renewal with McMahan Securities Company L.P. for approximately 20,617 square feet at 500 West Putnam Avenue, Greenwich, CT.

Real Estate Investment Activity

During the third quarter of 2007, the Company funded its share of new investments totaling approximately $527.3 million.

Investment activity announced during the third quarter included:

-                    In July 2007, the Company, along with Gramercy, acquired a 79% fee interest and a 21% leasehold interest in the Lipstick building, a 607,000 square foot class A office building located at 885 Third Avenue in New York City for approximately $317.0 million. Simultaneously, Gramercy and SL Green entered into a 70-year leasehold/sub-leasehold arrangement for the improvements. The Company owns 55% of the investment and Gramercy owns the remaining 45% interest.

-                    In July 2007, the Company, in a joint venture with The City Investment Fund, or CIF, closed on the acquisition of 16 Court Street, Brooklyn for approximately $107.5 million. SL Green owns a 35% interest in the venture. CIF owns the remaining 65% interest. The property is a 38-story, 317,625-square-foot office building.

-                    In August 2007, the Company, in a joint venture with Jeff Sutton, acquired the office/retail property located at 180 Broadway for approximately $13.7 million.  The building is 12 stories encompassing 24,307 square feet.  The Company has a 50% interest in the joint venture with Jeff Sutton.

-                    In August 2007, the Company acquired Gramercy’s 45% equity interest in the joint venture that owns One Madison Avenue for approximately $147.2 million (and the assumption of Gramercy’s proportionate share of the debt encumbering the property of approximately $305.3 million). As a result of the acquisition the Company owns 100% of One Madison Avenue.

-                    In July 2007, the Company sold 1372 Broadway to a joint venture for an imputed gross value of approximately $335.0 million, excluding closing costs. The Company has a 15% interest in the joint venture.  The property is approximately 525,000 square feet. The Company deferred recognition of the gain on sale of approximately $254.4 million as a result of an option it retained to reacquire the asset only upon the occurrence of limited circumstances.

-                    In July 2007, the Company sold its property located at 292 Madison Avenue for approximately $140.0 million, excluding closing costs. The property encompasses approximately 187,000 square feet. The sale generated a gain of approximately $99.8 million.

Financing and Capital Activity

In October 2007, the Company exercised the accordion feature under its existing unsecured revolving credit facility, increasing total capacity from $1.25 billion to $1.5 billion.

The Company acquired $59.7 million of its common stock at an average share price of $115.94 since July 1, 2007 pursuant to its previously announced $300.0 million stock repurchase program.  The Company has now acquired $100.1 million of its common stock at an average share price of $120.98.

In July 2007, the joint venture that now owns 1372 Broadway closed on a $235.2 million, five-year, floating rate mortgage.  The mortgage carries an interest rate of 125 basis points over the 30-day LIBOR.

In July 2007, the joint venture that acquired 885 Third Avenue financed the acquisition with a $267.7 million, ten-year loan provided by Goldman Sachs Commercial Mortgage Capital.  The loan carries a fixed interest rate of 6.26%.

In October 2007, the 16 Court Street joint venture closed on a $94.7 million loan.  The loan, which carries an interest rate of 160 basis points over LIBOR, matures in October 2010.  The loan has two one-year extension options.  Approximately $81.6 million was funded at closing.

Structured Finance Activity

The Company’s structured finance investments totaled $683.1 million on September 30, 2007, an increase of approximately $21.4 million from the balance at June 30, 2007. The structured finance investments currently have a weighted average maturity of seven years.  The weighted average yield for the quarter ended September 30, 2007 was 10.54%, compared to a yield of 10.32% for the quarter ended September 30, 2006.

During the third quarter of 2007, the Company originated $69.9 million of structured finance investments which yield approximately 11.4%.  There were also $53.5 million of redemptions during the third quarter of 2007.

Investment In Gramercy Capital Corp.

In September 2007, the Company purchased 1,206,250 shares of common stock of Gramercy for approximately $31.7 million in connection with Gramercy’s $125.4 million common stock offering.

At September 30, 2007, the book value of the Company’s investment in Gramercy totaled $172.0 million. Fees earned from various arrangements between the Company and Gramercy totaled approximately $28.8 million for the quarter ended September 30, 2007, including an incentive fee of $22.9 million earned as a result of Gramercy’s FFO (as defined in Gramercy’s management agreement) exceeding the 9.5% annual return on equity performance threshold.  Of the $22.9 million incentive fee, $3.9 million of incentive fees were included in FFO and $19.0 million was excluded from FFO.  The Company accounted for its share of the incentive fee as a reduction of its basis in One Madison Avenue.  For the nine months ended September 30, 2007, the Company earned $45.6 million in fees from Gramercy.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $5.7 million and $16.3 million for the three and nine months ended September 30, 2007, respectively, compared to $4.1 million and $11.0 million for the same periods in the prior year.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter ended September 30, 2007, the Company’s MG&A includes approximately $3.7 million of costs associated with Gramercy.

Dividends

During the third quarter of 2007, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

-                    $0.70 per share of common stock. Dividends were paid on October 15, 2007 to stockholders of record on the close of business on September 28, 2007.

-                    $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period July 15, 2007 through and including October 14, 2007. Distributions were made on October 15, 2007 to stockholders of record on the close of business on September 28, 2007. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Effective with the third quarter 2007 dividend payment, the Company will no longer be offering a discount under its dividend reinvestment and stock purchase plan.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio web cast on Tuesday, October 23, 2007 at 2:00 p.m. EDT to discuss third quarter financial results. The conference call may be accessed by dialing 866.700.5192 Domestic or 617.213.8833 International, SL Green is the passcode. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.slgreen.com. The Supplemental Package outlining third quarter 2007 financial results will be available prior to the quarterly conference call on the Company’s web site.

A replay of the call will be available through October 30, 2007 by dialing 888-286-8010 Domestic or (617) 801-6888 International, using pass code 34150711.

Supplemental Information

The Supplemental Package outlining third quarter 2007 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of September 30, 2007, the Company owned 31 New York City office properties totaling approximately 22,353,200 square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in, among other things, retail properties (10) encompassing approximately 393,789 square feet, development property (one) encompassing approximately 85,000 square feet and land interests (two), along with ownership of 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 8 and 10 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Rental revenue, net	$190,525	$85,944	$519,206	$242,031
Escalations & reimbursement revenues	31,785	18,225	90,119	46,022
Preferred equity and investment income	21,856	15,978	71,008	46,762
Other income	15,040	9,441	128,129	30,631
Total revenues	259,206	129,588	808,462	365,446

Equity in net income from unconsolidated joint ventures	11,302	9,679	32,715	30,243

Expenses:
Operating expenses	58,245	31,597	160,815	84,264
Ground rent	8,674	4,846	23,705	14,687
Real estate taxes	32,580	17,922	97,782	52,643
Marketing, general and administrative	22,224	13,829	80,602	40,072
Total expenses	121,723	68,194	362,904	191,666

Earnings Before Interest, Depreciation and Amortization (EBITDA)	148,785	71,073	478,273	204,023
Interest expense	69,366	23,386	189,552	62,405
Amortization of deferred financing costs	1,994	1,140	14,537	3,096
Depreciation and amortization	49,957	18,020	131,938	49,813
Net income from Continuing Operations	27,468	28,527	142,246	88,709
Income from Discontinued Operations, net of minority interest	268	3,138	4,572	10,074
Gain on sale of Discontinued Operations, net of minority interest	80,214	94,631	367,007	94,410
Equity in net gain on sale of interest in unconsolidated joint venture	—	—	31,509	—
Minority interests	(4,413)	(2,638)	(18,551)	(6,806)
Preferred stock dividends	(4,969)	(4,969)	(14,907)	(14,906)
Net income available to common stockholders	$98,568	$118,689	$511,876	$171,481

Net income per share (Basic)	$1.66	$2.62	$8.73	$3.92
Net income per share (Diluted)	$1.64	$2.53	$8.62	$3.78

Funds From Operations (FFO)
FFO per share (Basic)	$1.26	$1.17	$4.60	$3.54
FFO per share (Diluted)	$1.25	$1.13	$4.54	$3.42

FFO Calculation:
Net income from continuing operations	$27,468	$28,527	$142,246	$88,709
Add:
Depreciation and amortization	49,957	18,020	131,938	49,813
FFO from Discontinued Operations	280	4,559	6,267	14,987
FFO adjustment for Joint Ventures	5,299	9,648	16,198	25,241
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(14,907)	(14,906)
Depreciation of non-real estate assets	(215)	(238)	(693)	(744)
FFO before minority interests – BASIC and DILUTED	$77,820	$55,547	$281,049	$163,100

Basic ownership interest
Weighted average REIT common shares for net income per share	59,432	45,277	58,649	43,784
Weighted average partnership units held by minority interests	2,352	2,218	2,487	2,253
Basic weighted average shares and units outstanding for FFO per share	61,784	47,495	61,136	46,037
Diluted ownership interest
Weighted average REIT common share and common share equivalents	60,059	46,997	59,428	45,465
Weighted average partnership units held by minority interests	2,352	2,218	2,487	2,253
Diluted weighted average shares and units outstanding	62,411	49,215	61,915	47,718

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	September 30, 2007	December 31, 2006
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$1,447,297	$439,986
Buildings and improvements	5,799,995	2,111,970
Building leasehold and improvements	1,237,758	490,995
Property under capital lease	12,208	12,208
	8,497,258	3,055,159
Less accumulated depreciation	(406,958)	(279,436)
	8,090,300	2,775,723
Assets held for sale	—	—
Cash and cash equivalents	98,099	117,178
Restricted cash	119,553	252,272
Tenant and other receivables, net of allowance of $12,915 and $11,079 in 2007 and 2006, respectively	48,815	34,483
Related party receivables	32,950	7,195
Deferred rents receivable, net of allowance of $12,646 and $10,925 in 2007 and 2006, respectively	134,580	96,624
Structured finance investments, net of discount of $18,613 and $14,804 in 2007 and 2006, respectively	683,084	445,026
Investments in unconsolidated joint ventures	886,672	686,069
Deferred costs, net	127,353	97,850
Other assets	294,783	119,807
Total assets	$10,516,189	$4,632,227

Liabilities and Stockholders’ Equity
Mortgage notes payable	$2,846,529	$1,190,379
Revolving credit facility	590,000	—
Term loans and unsecured notes	1,793,100	525,000
Accrued interest and other liabilities	50,257	10,008
Accounts payable and accrued expenses	169,288	138,181
Deferred revenue/gain	385,840	43,721
Capitalized lease obligation	16,504	16,394
Deferred land lease payable	16,873	16,938
Dividend and distributions payable	47,238	40,917
Security deposits	35,789	27,913
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	6,051,418	2,109,451
Commitments and contingencies	—	—
Minority interest in other partnerships	595,782	56,162
Minority interest in operating partnership	78,878	71,731
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 59,989 and 49,840 issued and outstanding at September 30, 2007 and December 31, 2006, respectively (inclusive of 776 shares held in Treasury at September 30, 2007)	598	498
Additional paid - in capital	2,918,847	1,809,893
Treasury stock-at cost	(94,071)	—
Accumulated other comprehensive income	6,961	13,971
Retained earnings	709,474	322,219
Total stockholders’ equity	3,790,111	2,394,883
Total liabilities and stockholders’ equity	$10,516,189	$4,632,227

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2007	2006
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	22,353	18,440
Portfolio percentage leased at end of period	97.0%	96.1%
Same-Store percentage leased at end of period	96.7%	97.2%
Number of properties in operation	31	27

Office square feet leased during quarter (rentable)	340,000	586,000
Average mark-to-market percentage-office	59.5%	25.8%
Average starting cash rent per rentable square foot-office	$61.63	$62.67

(1)   Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Earnings before interest, depreciation and amortization (EBITDA):	$148,785	$71,073	$478,273	$204,023
Add:
Marketing, general & administrative expense	22,224	13,829	80,602	40,072
Operating income from discontinued operations	280	5,939	8,802	19,098
Less:
Non-building revenue	(31,653)	(22,153)	(184,485)	(67,790)
Equity in net income from joint ventures	(11,302)	(9,679)	(32,715)	(30,243)
GAAP net operating income (GAAP NOI)	128,334	59,009	350,477	165,160

Less:
Operating income from discontinued operations	(280)	(5,939)	(8,802)	(19,098)
GAAP NOI from other properties/affiliates	(82,812)	(11,565)	(205,514)	(23,271)
Same-Store GAAP NOI	$45,242	$41,505	$136,161	$122,791

*   See page 8 for a reconciliation of FFO and EBITDA to net income.